EXHIBIT 99.1

FOR IMMEDIATE RELEASE

June 18, 2008

Contacts: (Analysts) Kris Wenker (763) 764-2607

(Media) Tom Forsythe (763) 764-6364

GENERAL MILLS FISCAL 2008 RESULTS EXPECTED TO EXCEED TARGET

Company Will Web Cast June 25 Investor Briefing

MINNEAPOLIS, MINN.—General Mills (NYSE: GIS) said today that strong fourth-quarter sales will lead fiscal 2008 results to exceed targeted levels. In the final quarter ended May 25, 2008, net sales grew 13 percent. As a result, fiscal 2008 sales are expected to increase 10 percent to $13.7 billion. Segment operating profits are expected to grow at a mid single-digit rate for the full year, despite higher input costs and a double-digit increase in consumer marketing expense. General Mills now expects fiscal 2008 diluted earnings per share (EPS) to be approximately $3.71. This includes an estimated 19 cents per share of non-cash net gains from mark-to-market valuation of certain commodity positions and a favorable ruling related to a tax contingency. Excluding these non-cash gains, earnings per share would be approximately $3.52, up 11 percent from reported earnings of $3.18 per share a year ago.

The company had been targeting earnings excluding these non-cash items of $3.45 to $3.47 per share, and had estimated reported earnings of $3.75 to $3.77 per share.

Fourth-quarter diluted EPS are expected to be 53 cents. This includes an expected reduction of the mark-to-market valuation of certain commodity positions from a net gain of $168 million at the end of the third quarter to a net gain of $57 million at the end of the fiscal year, primarily due to declines in key commodity market prices from the prevailing levels recognized last quarter. Excluding this $111 million pre-tax mark-to-market reduction, diluted EPS are expected to be 73 cents, up 18 percent from 62 cents per share reported for the fourth quarter a year ago.

Diluted Earnings per Share Reconciliation

	4th Quarter	Annual
	Fiscal 2008	Fiscal 2008
Diluted EPS as Reported	$0.53	$3.71
Mark-to-market Commodity Impact	(0.20)	0.10
Tax Contingency Reversal	–	0.09

EPS Excluding Tax and Commodity Items	$0.73	$3.52

Fiscal 2009 Outlook
Looking ahead to fiscal 2009, the company expects to generate continuing sales and earnings growth that meets or exceeds its long-term targets. Sales and segment operating profits are expected to grow at mid single-digit rates. Diluted earnings per share will continue to include mark-to-market valuation of commodity positions, but the company cannot predict its effect on earnings. Assuming no mark-to-market impact in fiscal 2009, earnings are expected to be between $3.78 and $3.83 per share for the year, representing growth of 7 to 9 percent from the $3.52 EPS excluding tax and commodity items in fiscal 2008.

General Mills plans to release fiscal 2008 results on June 25, 2008. A briefing will be held for investors on that day beginning at 9:00 a.m. EDT. You may access the web cast from General Mills’ corporate home page: www.generalmills.com.

Earnings per share excluding certain non-cash items is a non-GAAP measure. Reconciliation of this measure to the relevant GAAP measure (earnings per share) appears in the table above.

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995 that are based on management’s current expectations and assumptions. These forward-looking statements, including the statements under the caption “Fiscal 2009 Outlook,” are subject to certain risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. In particular, our predictions about future net sales and earnings could be affected by a variety of factors, including: competitive dynamics in the consumer foods industry and the markets for our products, including new product introductions, advertising activities, pricing actions and promotional activities of our competitors; economic conditions, including changes in inflation rates, interest rates or tax rates; product development and innovation; consumer acceptance of new products and product improvements; consumer reaction to pricing actions and changes in promotion levels; acquisitions or dispositions of businesses or assets; changes in capital structure; changes in laws and regulations, including labeling and advertising regulations; impairments in the carrying value of goodwill, other intangible assets, or other long-lived assets, or changes in the useful lives of other intangible assets; changes in accounting standards and the impact of significant accounting estimates; product quality and safety issues, including recalls and product liability; changes in customer demand for our products; effectiveness of advertising, marketing and promotional programs; changes in consumer behavior, trends and preferences, including weight loss trends; consumer perception of health-related issues, including obesity; consolidation in the retail environment; changes in purchasing and inventory levels of significant customers; fluctuations in the cost and availability of supply chain resources, including raw materials, packaging and energy; disruptions or inefficiencies in the supply chain; volatility in the market value of derivatives used to hedge price risk for certain commodities; benefit plan expenses due to changes in plan asset values and discount rates used to determine plan liabilities; failure of our information technology systems; resolution of uncertain income tax matters; foreign economic conditions, including currency rate fluctuations; and political unrest in foreign markets and economic uncertainty due to terrorism or war. The company undertakes no obligation to publicly revise any forward-looking statements to reflect any future events or circumstances.

XXXX